Exhibit 1.1

[•] Shares

FAIRWAY GROUP HOLDINGS CORP.

Class A Common Stock

UNDERWRITING AGREEMENT

[•], 2013

CREDIT SUISSE SECURITIES (USA) LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

JEFFERIES LLC

WILLIAM BLAIR & COMPANY, L.L.C.

As Representatives of the Several Underwriters,

c/o Credit Suisse Securities (USA) LLC,

Eleven Madison Avenue,

New York, N.Y. 10010-3629

Ladies & Gentlemen:

1.  Introductory.  Fairway Group Holdings Corp., a Delaware corporation (the “Company”), agrees with the several Underwriters named in Schedule A hereto (the “Underwriters”) to issue and sell to the several Underwriters [•] shares of its Class A common stock (“Securities”), and the stockholders listed in Schedule B hereto (“Selling Stockholders”) agree severally with the Underwriters to sell to the several Underwriters [•] outstanding shares of the Securities (such [•] shares of Securities being hereinafter referred to as the “Firm Securities”).  The Selling Stockholders also agree to issue and sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than [•] additional shares (“Optional Securities”) of the Company’s Securities as set forth below.  The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”.  As part of the offering contemplated by this Agreement, Merrill Lynch Pierce, Fenner & Smith Incorporated (the “Designated Underwriter”) has agreed to reserve out of the Firm Securities purchased by it under this Agreement, up to [•] shares, for sale to the Company’s directors, officers, employees and other parties associated with the Company (collectively, “Participants”), as set forth in the Final Prospectus (as defined herein) under the heading “Underwriting” (the “Directed Share Program”).  The Firm Securities to be sold by the Designated Underwriter pursuant to the Directed Share Program (the “Directed Shares”) will be sold by the Designated Underwriter pursuant to this Agreement at the public offering price.  Any Directed Shares not subscribed for by the end of the business day on which this Agreement is executed will be offered to the public by the Underwriters as set forth in the Final Prospectus.

2.  Representations and Warranties of the Company and the Selling Stockholders.  (a) The Company represents and warrants to, and agrees with, the several Underwriters that:

(i)  Filing and Effectiveness of Registration Statement; Certain Defined Terms.  The Company has filed with the Commission a registration statement on Form S-1 (No. 333-184063) covering the registration of the Offered Securities under the Act, including a related preliminary prospectus or prospectuses.  At any particular time, this initial registration statement, in the form then on file with the Commission, including all information contained in the registration statement (if any)

filed pursuant to Rule 462(b) and then deemed to be a part of the initial registration statement, and all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Initial Registration Statement”.  The Company may also have filed, or may file, with the Commission a Rule 462(b) registration statement covering the registration of Offered Securities.  At any particular time, this Rule 462(b) registration statement, in the form then on file with the Commission, including the contents of the Initial Registration Statement incorporated by reference therein and including all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Additional Registration Statement”.

As of the time of execution and delivery of this Agreement, the Initial Registration Statement has been declared effective under the Act and is not proposed to be amended.  Any Additional Registration Statement has or will become effective upon filing with the Commission pursuant to Rule 462(b) and is not proposed to be amended.  The Offered Securities all have been or will be duly registered under the Act pursuant to the Initial Registration Statement and, if applicable, the Additional Registration Statement.

For purposes of this Agreement:

“430A Information”, with respect to any registration statement, means information included in a prospectus and retroactively deemed to be a part of such registration statement pursuant to Rule 430A(b).

“430C Information”, with respect to any registration statement, means information included in a prospectus then deemed to be a part of such registration statement pursuant to Rule 430C.

“Act” means the Securities Act of 1933, as amended.

“Applicable Time” means [•] [a/p]m (Eastern time) on the date of this Agreement.

“Closing Date” has the meaning given to such term in Section 3 hereof.

“Commission” means the Securities and Exchange Commission.

“Effective Time” with respect to the Initial Registration Statement or, if filed prior to the execution and delivery of this Agreement, the Additional Registration Statement means the date and time as of which such Registration Statement was declared effective by the Commission or has become effective upon filing pursuant to Rule 462(c). If an Additional Registration Statement has not been filed prior to the execution and delivery of this Agreement but the Company has advised the Representatives that it proposes to file one, “Effective Time” with respect to such Additional Registration Statement means the date and time as of which such Registration Statement is filed and becomes effective pursuant to Rule 462(b).

“EGC” means an “emerging growth company”, as defined in Section 2(a) of the Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430A Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.

“General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule C to this Agreement.

“IAI” means an institutional “accredited investor” within the meaning of paragraph (1), (2), (3) or (7) of Rule 501(a) under the Act.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.

The Initial Registration Statement and the Additional Registration Statement are referred to collectively as the “Registration Statements” and individually as a “Registration Statement”.  A “Registration Statement” with reference to a particular time means the Initial Registration Statement and any Additional Registration Statement as of such time.  A “Registration Statement” without reference to a time means such Registration Statement as of its Effective Time.  For purposes of the foregoing definitions, 430A Information with respect to a Registration Statement shall be considered to be included in such Registration Statement as of the time specified in Rule 430A.

“QIB” means a “qualified institutional buyer” as such term is defined in Rule 144A under the Act.

“Rules and Regulations” means the rules and regulations of the Commission.

“Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of The NASDAQ Stock Market, including any applicable phase-in periods specified therein (“Exchange Rules”).

“Statutory Prospectus” with reference to a particular time means the prospectus included in a Registration Statement immediately prior to that time, including any 430A Information or 430C Information with respect to such Registration Statement.  For purposes of the foregoing definition, 430A Information shall be considered to be included in the Statutory Prospectus as of the actual time that form of prospectus is filed with the Commission pursuant to Rule 424(b) or Rule 462(c) and not retroactively.

“Testing-the-Waters Communication” means any oral or written communication with potential investors undertaken in reliance on Section 5(d) of the Act.

“Written Testing-the-Waters Communication” means any Testing-the-Waters Communication that is a written communication within the meaning of Rule 405 under the Act.

Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.

(ii)  Compliance with Securities Act Requirements.  (i) (A) At their respective Effective Times, (B) on the date of this Agreement and (C) on each Closing Date, each of the Initial Registration Statement and the Additional Registration Statement (if any) conformed and will conform in all material respects to the requirements of the Act and the Rules and Regulations and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) on its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Time of the Additional Registration Statement in which the Final Prospectus is included, and on each Closing Date, the Final Prospectus will conform in all material respects to the requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(c) hereof.

(iii)  Issuer Status.  From the time of initial confidential submission of the Registration Statement to the Commission (or, if earlier, the first date on which the Company engaged directly or through any person authorized to act on its behalf in any Testing-the-Waters Communication) through the date hereof, the Company has been and is an EGC.  (i) At the time of the initial filing of the Initial Registration Statement and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405.

(iv)  General Disclosure Package.  As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus(es) issued at or prior to the Applicable Time, the preliminary prospectus, dated [•], 2013 (which is the most recent Statutory Prospectus distributed to investors generally) and the other information, if any, stated in Schedule C to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, nor (iii) any Written Testing-the-Waters Communication when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(c) hereof.

(v)  Issuer Free Writing Prospectuses.  Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement.  If at any time following issuance of an Issuer Free Writing Prospectus, at a time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any underwriter or dealer, there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.  The first sentence of this section 2(a)(v) does not apply to statements in or omissions from any Issuer Free Writing Prospectus made in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(c) hereof.

(vi) Testing-the-Waters Communication.  The Company (a) has not alone engaged in any Testing-the-Waters Communication other than Testing-the-Waters Communications with the consent of the Representatives with entities that are QIBs or IAIs and (b) has not authorized anyone other than the Representatives to engage in Testing-the-Waters Communications.  The

Company reconfirms that the Representatives have been authorized to act on its behalf in undertaking Testing-the-Waters Communications.  The Company has not distributed any Written Testing-the-Waters Communications.

(vii)  Good Standing of the Company.  The Company has been duly incorporated and is validly existing and in good standing under the laws of the State of Delaware, with corporate power and authority to own or lease its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing (to the extent such concept exists) in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where such failure to be so qualified to do business as a foreign corporation in good standing would not, individually or in the aggregate, have a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its Subsidiaries, taken as a whole (“Material Adverse Effect”).

(viii)  Subsidiaries.  Each Subsidiary of the Company has been duly incorporated, organized or formed and is validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, with corporate (in the case of a Subsidiary that is a corporation) or limited liability company (in the case of a Subsidiary that is a limited liability company) power and authority to own or lease its properties and conduct its business as described in the General Disclosure Package; and each Subsidiary of the Company is duly qualified to do business as a foreign corporation, limited liability company or other entity in good standing (to the extent such concept exists) in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, in each case except where the failure to be so qualified to do business as a foreign corporation, limited liability company or other entity in good standing would not, individually or in the aggregate, have a Material Adverse Effect; all of the issued and outstanding capital stock of each Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable (except, in the case of a Subsidiary that is a Delaware limited liability company, as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act); and the capital stock or limited liability company interests of each Subsidiary owned by the Company, directly or through Subsidiaries, is owned free from liens (other than as described in the General Disclosure Package and Final Prospectus in connection with liens granted in connection with the Credit Agreement dated as of February 14, 2013 (the “Credit Agreement”), among the Company, Fairway Group Acquisition Company, Credit Suisse AG, as administrative and collateral agent, and the lenders from time to time party thereto), encumbrances and defects.  The Subsidiaries of the Company listed on Schedule D hereto (each a “Subsidiary”) are the only Subsidiaries, direct or indirect, of the Company and, except as disclosed in the General Disclosure Package, each Subsidiary of the Company is a wholly-owned Subsidiary, direct or indirect, of the Company.

(ix)  Offered Securities.  The Offered Securities and all other outstanding shares of capital stock of the Company have been duly authorized; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; all outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, and conform in all material respects to the information in the General Disclosure Package; and when the Offered Securities have been delivered and paid for in accordance with this Agreement on each Closing Date, such Offered Securities will have been validly issued, fully paid and nonassessable, and will conform in all material respects to the information in the General Disclosure Package and to the description of such Offered Securities contained in the Final Prospectus; the stockholders of the Company have no preemptive rights with respect to the Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.  Except as disclosed in the General Disclosure Package, there are no outstanding (i) securities or obligations of the Company convertible into or exchangeable for any capital stock of the Company, (ii) warrants, rights or options to subscribe for or purchase from the Company any such capital stock or any such convertible or exchangeable securities or obligations or (iii) obligations of the Company to issue or sell any shares of capital stock, any such convertible or exchangeable securities or obligations or any such warrants, rights or options.  The Company has not, directly or indirectly, offered or sold any of the Offered Securities by means of any “prospectus” (within the meaning of the Act and the Rules and Regulations) or used any “prospectus” or made any offer (within the meaning of the Act and the Rules and Regulations) in connection with the offer or sale of the Offered Securities, in each case other than the preliminary prospectus referred to in Section 2(iv) hereof.

(x) Other Offerings.  The Company has not sold, issued or distributed any shares of common stock during the six-month period preceding the date hereof, including any sales pursuant to Rule 144A under, or Regulation D or S of, the Act, other than shares of common stock issued (i) pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans or pursuant to outstanding options, rights or warrants as described in the General Disclosure Package and Final Prospectus and (ii) in exchange for outstanding preferred shares as described in the General Disclosure Package and Final Prospectus in connection with the “Exchange” described therein.

(xi)  No Finder’s Fee.  Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(xii)  Registration Rights.  Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned or to be owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”), and any person to whom the Company has granted registration rights cannot exercise such rights until after the expiration of the Lock-Up Period referred to in Section 5(m) hereof.

(xiii)  Listing.  The Offered Securities have been approved for listing on The NASDAQ Stock Market, subject to notice of issuance.

(xiv) Absence of Further Requirements.  No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required for the consummation of the transactions contemplated by this Agreement in connection with the offering, issuance and sale of the Offered Securities by the Company, except such as have been obtained, or made and such as may be required under state securities laws or the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”).

(xv)  Property.  The Company and its Subsidiaries do not own any real property.  Except as disclosed in the General Disclosure Package, the Company and its Subsidiaries (i) have valid title to all properties and assets owned by them that are material to the Company’s business in each case free from liens, charges, encumbrances and defects (other than liens and encumbrances under the Credit Agreement as set forth in the General Disclosure Package and Final Prospectus) that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them and (ii) hold all leased real and personal property under valid and enforceable leases with no terms or provisions that would materially interfere with the use made or to be made thereof by them.  The preceding sentence does not apply to any intellectual property rights, which are covered by the representations and warranties contained in Section 2(xxi) hereof.

(xvi) Absence of Defaults and Conflicts Resulting from Transaction.  The execution, delivery and performance of this Agreement, and the issuance and sale of the Offered Securities will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its Subsidiaries pursuant to, (i) the charter, certificate of formation, articles of organization, by-laws or operating agreement of the Company or any of its Subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their properties, or (iii) any other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the properties of the Company or any of its Subsidiaries is subject, except in the case of clauses (ii) and (iii) above for such breaches, violations, defaults or such liens, charges or encumbrances that would not, individually or in the aggregate, have a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its Subsidiaries.

(xvii)  Absence of Violations, Existing Defaults and Conflicts.  Neither the Company nor any of its Subsidiaries is in violation of its respective charter, certificate of formation, articles of organization, by-laws or operating agreement or in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect.

(xviii)  Authorization of Agreement.  This Agreement has been duly authorized, executed and delivered by the Company.

(xix)  Possession of Licenses and Permits.  The Company and its Subsidiaries possess, and are in compliance with the terms of, all certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them, except where the failure to possess or be in compliance with the terms of such Licenses would not, individually or in the aggregate, have a Material Adverse Effect, and have not received any notice of proceedings relating to the revocation or modification of any Licenses that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(xx) Absence of Labor Dispute.  No labor dispute with the employees of the Company or any of its Subsidiaries exists or, to the knowledge of the Company, is imminent that would have a Material Adverse Effect.

(xxi) Possession of Intellectual Property.  Except as disclosed in the General Disclosure Package, the Company and its Subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, except where the failure to own, possess, employ or so acquire such intellectual property rights would not, individually or in the aggregate, have a Material Adverse Effect, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect.

(xxii)  Environmental Laws.  Except as disclosed in the General Disclosure Package, neither the Company nor any of its Subsidiaries is in violation of any statute, any rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would individually or in the aggregate have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

(xxiii)  Accurate Disclosure.  The statements in the General Disclosure Package and the Final Prospectus under the headings “Material U.S. Federal Income and Estate Tax Considerations to Non-U.S. Holders” and “Description of Capital Stock”, insofar as such statements purport to summarize legal matters, agreements, documents or proceedings discussed therein, are accurate in all material respects and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown.

(xxiv)  Absence of Manipulation.  The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(xxv)  Statistical and Market-Related Data.  Any third-party statistical and market-related data included in a Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company reasonably believes to be reliable and accurate.

(xxvi)  Internal Controls and Compliance with the Sarbanes-Oxley Act.  Except as set forth in the General Disclosure Package, the Company, its Subsidiaries and the Company’s Board of Directors (the “Board”) are in compliance, in all material respects, with all applicable provisions of Sarbanes-Oxley and all applicable Exchange Rules.  The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Internal Controls are, or upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. The Company has not publicly disclosed or reported to the Audit Committee or the Board, and within the next 135 days the Company does not reasonably expect to publicly disclose or report to the Audit Committee or the Board, a significant deficiency, material weakness, change that has materially affected, or is reasonably likely to materially affect, the Company’s Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, or any matter relating to Internal Controls which, if determined adversely, would have a Material Adverse Effect.

(xxvii)  Litigation.  Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or involving the Company, any of its Subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its Subsidiaries, would individually or in the aggregate have a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement, or which are otherwise material in the context of the sale of the Offered Securities; and no such actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) are, to the Company’s knowledge, threatened or contemplated.

(xxviii)  Financial Statements and Independent Accountants.  The financial statements included in the Registration Statement, the General Disclosure Package, and the Final Prospectus present fairly in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with GAAP applied on a consistent basis and the schedules included in each Registration Statement present fairly in all material respects the information required to be stated therein.  Grant Thornton LLP, which has certified the financial statements of the Company included in, or incorporated by reference into, the Registration Statement, the General Disclosure Package and the Final Prospectus, is an independent registered public accounting firm with respect to the Company within the Rules and Regulations and as required by the Act and the applicable rules and guidance from the Public Company Accounting Oversight Board (United States).  The summary and selected financial and statistical data included in the Registration Statement, the General Disclosure Package and the Final Prospectus presents fairly in all material respects the information shown therein and such data has been compiled on a basis consistent with the financial statements presented therein and the books and records of the Company.  The Company does not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations or any “variable interest entities” within the meaning of Financial Accounting Standards Board ASC 810-10 (Formerly FIN 46 (Revised)), not disclosed in the Registration Statement, the General Disclosure Package and the Final Prospectus.  There are no financial statements that are required to be included in the Registration Statement, the General Disclosure Package or the Final Prospectus that are not included as required.

(xxix)  No Material Adverse Change in Business.  Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its Subsidiaries, taken as a whole that is material and adverse, whether or not arising in the ordinary course of business, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock, (iii) there has been no material adverse change in the capital stock, short-term indebtedness, long-term indebtedness, net current assets or net assets of the Company and its Subsidiaries, (iv) there has been no material transaction entered into and there is no material transaction that is probable of being entered into by the Company or any of its Subsidiaries, other than transactions in the ordinary course of business, (v) there has been no obligation, direct or contingent, that is material to the Company taken as a whole, incurred by the Company, except obligations incurred in the ordinary course of business and (vi) neither the Company nor any of its Subsidiaries has sustained any loss or interference with its business that is material to the Company and its Subsidiaries taken as a whole from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor disturbance or dispute or any action, order or decree of any court or arbitrator or governmental or regulatory authority.

(xxx)  Investment Company Act.  The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(xxxi)  Ratings.  No “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company or any securities of the Company or (ii) has informed the Company that it is considering any of the actions described in Section 7(c)(ii) hereof.

(xxxii)  Absence of Unlawful Influence.  The Company has not offered or sold, or caused the Underwriters to offer or sell, any Offered Securities to any person pursuant to the Directed Share Program with the specific intent to unlawfully influence (i) a customer or supplier of the Company to alter the customer’s or supplier’s level or type of business with the Company or (ii) a trade journalist or publication to write or publish favorable information about the Company or its products.

(xxxiii)  No Unlawful Payments.  None of the Company or any of its Subsidiaries, any director or executive officer of the Company or any of its Subsidiaries or any affiliate under the control of the Company or any of its Subsidiaries or, to the Company’s knowledge, any agent, other employee, any affiliate not under the control of the Company or any of its Subsidiaries or other person associated with or acting on behalf of the Company or any of its Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, but, with respect to any director, officer, employee, agent or affiliate of the Company or any of its Subsidiaries or other person associated with or acting on behalf of the Company or any of its Subsidiaries, only as it relates to the Company or any of its Subsidiaries, or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(xxxiv)  Compliance with Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the anti-money laundering statutes of all jurisdictions applicable to the Company and its Subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations and guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(xxxv)  Compliance with OFAC.  None of the Company or any of its Subsidiaries, any director or executive officer of the Company or any of its Subsidiaries or any affiliate under the control of the Company or any of its Subsidiaries or, to the Company’s knowledge, any agent, other employee, any affiliate not under the control of the Company or any of its Subsidiaries or other person associated with or acting on behalf of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Company will not, directly or indirectly, use the proceeds of the offering and sale of the Offered Securities, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(xxxvi)  No Restrictions on Payments by Subsidiaries.  Except for the limitations on dividends and distributions to the Company under the Credit Agreement as described in the General Disclosure Package and Final Prospectus, no Subsidiary of the Company is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, (i) from paying any dividends to the Company, (ii) from making any other distribution on such Subsidiary’s capital stock, (iii) from repaying to the Company any loans or advances to such Subsidiary from the Company or (iv) from transferring any of such Subsidiary’s material properties or assets to the Company or any other Subsidiary of the Company.

(xxxvii)  Taxes.  The Company and its Subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and, except as set forth in the General Disclosure Package, the Company and its Subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.

(xxxviii)  Insurance.  The Company and its Subsidiaries are insured by insurers with appropriately rated claims paying abilities against such losses and risks and in such amounts as are reasonable in light of the industry in which they are engaged; all policies of insurance insuring the Company or any of its Subsidiaries or their respective businesses, assets, employees, officers and directors are in full force and effect; the Company and its Subsidiaries are in compliance with the terms of such policies and instruments in all material respects; and there are no claims by the Company or any of its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause, except for any denial or reservation of rights as would not, individually or in the aggregate, have a Material Adverse Effect; neither the Company nor any such Subsidiary has been refused any insurance coverage sought or applied for, other than any such refusal that would not, individually or in the aggregate, have a Material Adverse Effect; neither the Company nor any such Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as set forth in or contemplated in the General Disclosure Package; and in connection with the offering and sale of the Offered Securities the Company will obtain directors’ and officers’ insurance in such amounts as is reasonable in light of the industry in which it is engaged.

(xxxix)  Directed Share Program.  The Directed Share Program will be limited to U.S. persons and any documents distributed in connection with the Directed Share Program will not be distributed outside the United States.

(b)  Each Selling Stockholder severally represents and warrants to, and agrees with, the several Underwriters that:

(i)  Title to Securities.  Such Selling Stockholder has and on each Closing Date will have valid title to the Offered Securities to be delivered by such Selling Stockholder on such Closing Date, free of all adverse claims (within the meaning of Section 8-102 of the Uniform Commercial Code as adopted in the State of New York (the “New York UCC”)), and the legal right and power, and all authorization and approval required by applicable law, to enter into this Agreement, and to sell, assign, transfer and deliver the Offered Securities to be sold by such Selling Stockholder on such Closing Date hereunder pursuant to this Agreement, and, assuming that each Underwriter acquires its interest in the Offered Securities without notice of any adverse claim (within the meaning of Section 8-105 of the New York UCC), each Underwriter that has acquired such Offered Securities by making payment therefor as provided in the Underwriting Agreement, and that has had such Offered Securities credited to the securities accounts of such Underwriter maintained with The Depository Trust Company (“DTC”) or such other securities intermediary will have acquired a security entitlement (within the meaning of Section 8-102(a) of the New York UCC) with respect to such Offered Securities, and no action based on an adverse claim (within the meaning of Section 8-105 of the New York UCC) may be asserted against any such Underwriter with respect to such Offered Securities.

(ii)  Absence of Further Requirements.  No consent, approval, authorization or order of, or filing with, any person (including any governmental agency or body or any court) is required to be obtained or made by such Selling Stockholder for the consummation of the transactions contemplated by the Custody Agreement or this Agreement in connection with the offering and sale of the Offered Securities sold by such Selling Stockholder, except such as have been obtained or made under the Act and such as may be required under state securities laws or the rules of FINRA.

(iii)  Absence of Defaults and Conflicts Resulting from Transaction.  The execution, delivery and performance of the Custody Agreement and this Agreement and the consummation of the transactions therein and herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of such Selling Stockholder pursuant to, (i) any statute, any rule, regulation or order of any governmental agency or body or any court having jurisdiction over such Selling Stockholder or any of his properties, (ii) any agreement or instrument to which such Selling Stockholder is a party or by which such Selling Stockholder is bound or to which any of the properties of such Selling Stockholder is subject or (iii) or the charter or by-laws of any Selling Stockholder that is a corporation or the constituent documents of any Selling Stockholder that is not a natural person or a corporation, except in the case of clause (ii) above, as would not individually or in the aggregate, adversely affect such Selling Stockholder’s ability to perform his obligations hereunder or under the Custody Agreement or impair the validity or enforceability hereof or thereof.

(iv)  Custody Agreement.  The Power of Attorney and related Custody Agreement with respect to such Selling Stockholder has been duly authorized, executed and delivered by such Selling Stockholder and constitute valid and legally binding obligations of such Selling Stockholder enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(v)  Compliance with Securities Act Requirements.  (i) (A) At their respective Effective Times, (B) on the date of this Agreement and (C) on each Closing Date, each of the Initial Registration Statement and the Additional Registration Statement (if any) conformed and will conform in all respects to the requirements of the Act and (ii) on its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Time of the Additional Registration Statement in which the Final Prospectus is included, and on each Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence applies only to the extent that any statements in or omissions from a Registration Statement, the Final Prospectus, any Statutory Prospectus or any amendments or supplements thereto are based on written information furnished to the Company by such Selling Stockholder.

(vi)  No Undisclosed Material Information.  The sale of the Offered Securities by such Selling Stockholder pursuant to this Agreement is not prompted by any material information concerning the Company or any of its subsidiaries that is not set forth the General Disclosure Package.

(vii)  Authorization of Agreement.  This Agreement has been duly authorized by such Selling Stockholder if it is not a natural person, and this Agreement has been duly executed and delivered by or on behalf of such Selling Stockholder by power of attorney.

(viii)  No Finder’s Fee.  Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between such Selling Stockholder and any person that would give rise to a valid claim against such Selling Stockholder or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.

(ix)  Absence of Manipulation.  Such Selling Stockholder has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.

(x)  General Disclosure Package. As of the Applicable Time, neither (i) the General Disclosure Package nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The preceding sentence applies only to the extent that any statements in or omissions from the General Disclosure Package, any individual Limited Use Issuer Free Writing Prospectus or any amendments or supplements thereto are based on written information furnished to the Company by such Selling Stockholder.

(xi)  No Distribution of Offering Material. Such Selling Stockholder has not distributed and will not distribute any prospectus or other offering material in connection with the offering and sale of the Offered Securities.

(xii)  Material Agreements. There are no material agreements or arrangements relating to the Company or its Subsidiaries to which such Selling Stockholder is a party, which are required to be described in the Registration Statement or the Final Prospectus or to be filed as exhibits thereto that are not so described or filed.

(xiii)  Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the General Disclosure Package or the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading with respect to such Selling Stockholder, in the light of the circumstances under which they were made, such Selling Stockholder will immediately notify the Company and the Representative of such change.

3.  Purchase, Sale and Delivery of Offered Securities.  On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company and each Selling Stockholder agree, severally and not jointly, to sell to each Underwriter, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company and each Selling Stockholder, at a purchase price of $ [•] per share, the number of Firm Securities set forth below the caption “Firm Securities to be Purchased” and opposite the name of such Underwriter in Schedule A hereto.

Certificates in negotiable form for the Offered Securities to be sold by the Selling Stockholders hereunder have been placed in custody, for delivery under this Agreement, under Custody Agreements made with the Company, as custodian (“Custodian”).  Each Selling Stockholder agrees that the shares represented by the certificates held in custody for such Selling Stockholder under the Custody Agreement to which he is a party are subject to the interests of the Underwriters hereunder, that the arrangements made by the Selling Stockholders for such custody are to that extent irrevocable, and that the obligations of the Selling Stockholders hereunder shall not be terminated by operation of law whether by the death of such Selling Stockholder or the occurrence of any other event, or in the case of a trust by the death of any trustee or trustees or the termination of such trust.  If such Selling Stockholder or any such trustee or trustees should die, or if any other such event should occur, or if any of such trust should terminate, before the delivery of the Offered Securities hereunder, certificates for such Offered Securities shall be delivered by the Custodian in accordance with the terms and conditions of this Agreement as if such death or other event or termination had not occurred, regardless of whether or not the Custodian shall have received notice of such death or other event or termination.

The Company and the Custodian will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account at a bank acceptable to Credit Suisse Securities (USA) LLC (“Credit Suisse”) drawn to the order of the Company in the case of [•] shares of the Firm Securities and [•] in the case of [•] shares of Firm Securities at the office of Shearman & Sterling LLP, 599 Lexington Avenue, New York, NY 10022, at [•] A.M., New York time, on [•], 2013, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “First Closing Date”.  For purposes of Rule 15c6-1 under the Exchange Act, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering.  The Firm Securities so to be delivered or evidence of their issuance will be made available for checking at the office of Shearman & Sterling LLP at least 24 hours prior to the First Closing Date.

In addition, upon written notice from the Representatives given to the Company and the Selling Stockholders from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities.  The Selling Stockholders agree, severally and not jointly, to sell to the Underwriters the respective numbers of Optional Securities obtained by multiplying the number of Optional Securities specified in such notice by a fraction the numerator of which is the number of shares set forth opposite the names of such Selling Stockholders in Schedule B hereto under the caption “Number of Optional Securities to be Sold” and the denominator of which is the total number of Optional Securities (subject to adjustment by the Representatives to eliminate fractions). Such Optional Securities shall be purchased from each Selling Stockholder for the account of each Underwriter in the same proportion as the number of shares Firm Securities set forth opposite such Underwriter’s name bears to the total number of shares of Firm Securities (subject to adjustment by the Representatives to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Company and the Selling Stockholders.

Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given.  The Custodian will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to Credit Suisse against payment of the purchase price therefor in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives drawn to the order of [•], at the office of Shearman & Sterling LLP.  The Optional Securities being purchased on each Optional Closing Date or evidence of their issuance will be made available for checking at the office of Shearman & Sterling LLP at a reasonable time in advance of such Optional Closing Date.

4.  Offering by Underwriters.  It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.

5.  Certain Agreements of the Company and the Selling Stockholders. The Company agrees with the several Underwriters and the Selling Stockholders (and where applicable, each Selling Stockholder, as to himself, agrees with the Company and the several Underwriters) that:

(a)  Additional Filings.  Unless filed pursuant to Rule 462(c) as part of the Additional Registration Statement in accordance with the next sentence, the Company will file the Final Prospectus, in a form approved by the Representatives, with the Commission pursuant to and in accordance with subparagraph (1) (or, if applicable and if consented to by the Representatives, subparagraph (4)) of Rule 424(b) not later than the earlier of (A) the second business day following the execution and delivery of this Agreement or (B) the fifteenth business day after the Effective Time of the Initial Registration Statement.  The Company will advise the Representatives promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to the Representatives of such timely filing.  If an Additional Registration Statement is necessary to register a portion of the Offered Securities under the Act but the Effective Time thereof has not occurred as of the execution and delivery of this Agreement, the Company will file the Additional Registration Statement or, if filed, will file a post-effective amendment thereto with the Commission pursuant to and in accordance with Rule 462(b) on or prior to 10:00 P.M., New York time, on the date of this Agreement or, if earlier, on or prior to the time the Final Prospectus is finalized and distributed to any Underwriter, or will make such filing at such later date as shall have been consented to by the Representatives, which consent shall not be unreasonably withheld or delayed.

(b)  Filing of Amendments; Response to Commission Requests.  The Company will promptly advise the Representatives of any proposal to amend or supplement at any time the Initial Registration Statement, any Additional Registration Statement or any Statutory Prospectus and will not effect such amendment or supplementation without the Representatives’ consent, which consent shall not be unreasonably withheld or delayed; and the Company will also advise the Representatives promptly of (i) the effectiveness of any Additional Registration Statement (if its Effective Time is subsequent to the execution and delivery of this Agreement), (ii) any amendment or supplementation of a Registration Statement or any Statutory Prospectus, (iii) any request by the Commission or its staff for any amendment to any Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iv) the institution by the Commission of any stop order proceedings in respect of a Registration Statement or the threatening of any proceeding for that purpose, and (v) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose.  The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as practicable the withdrawal thereof.

(c)  EGC Status.  The Company will promptly notify the Representatives if the Company ceases to be an EGC at any time prior to the later of (a) completion of the distribution of the Offered Securities within the meaning of the Act and (b) completion of the 180-day restricted period referred to in Section 5(m) hereof.

(d)  Continued Compliance with Securities Laws.  If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives (or, if applicable, the applicable Selling Stockholder will promptly notify the Company and the Representatives) of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance.  Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof.

(e)  Rule 158.  As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the Effective Time of the Initial Registration Statement (or, if later, the Effective Time of the Additional Registration Statement) which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act. For the purpose of the preceding sentence, “Availability Date” means the day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Time on which the Company is required to file its Form 10-Q for such fiscal quarter except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the day after the end of such fourth fiscal quarter on which the Company is required to file its Form 10-K.

(f)  Furnishing of Prospectuses.  The Company will furnish to the Representatives copies of each Registration Statement (one of which will be a photocopy of such signed Registration Statement and will include all exhibits), each related Statutory Prospectus, and, so long as a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representatives reasonably request. The Final Prospectus shall be so furnished on or prior to 3:00 P.M., New York time, on the business day following the execution and delivery of this Agreement. All other documents shall be so furnished as soon as available. The Company will pay the expenses of printing and distributing to the Underwriters all such documents.

(g)  Blue Sky Qualifications.  The Company will arrange for the qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives may reasonably designate and will continue such qualifications in effect so long as required for the distribution of the Offered Securities by the Underwriters as contemplated hereby; provided, however, that the Company shall not be obligated to file any general consent to service of process or to qualify as a foreign corporation or as a dealer in securities in any jurisdiction in which it is not otherwise so qualified or subject itself to taxation in respect of doing business in any jurisdiction in which it is not otherwise so subject.

(h)  Reporting Requirements.  During the period of three years hereafter, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to stockholders for such year; and the Company will furnish to the Representatives upon request (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to stockholders, and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request.  However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.

(i)  Listing.  The Company will use its reasonable best efforts to maintain the listing of the Offered Securities on The NASDAQ Stock Market.

(j)  Payment of Expenses.  The Company and each Selling Stockholder agree with the several Underwriters that the Company will pay all expenses incident to the performance of the obligations of the Company and such Selling Stockholder, as the case may be, under this Agreement, including but not limited to any filing fees and other expenses (including the reasonable and documented fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto, costs and expenses related to the Directed Share Program, costs and expenses related to the review by FINRA of the Offered Securities (including filing fees and the reasonable and documented fees and expenses of counsel for the Underwriters relating to such review), fees, disbursements and expenses of the Company’s counsel, costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company including one-half of the first $200,000 of expenses of the chartering of airplanes and all amounts thereafter, fees and expenses incident to listing the Offered Securities on The NASDAQ Stock Market, fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses and any Written Testing-the-Waters Communications to investors or prospective investors.  It is understood, however, that, except as provided in this Agreement, the Underwriters will pay all of their own costs and expenses, including the fees of their counsel and up to one-half of the first $200,000 of expenses of the chartering of airplanes arranged by the Underwriters and relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities; provided, however, that it is further understood the Company will pay for all the expenses of the chartering of airplanes exceeding $200,000. It is further understood that, except as provided in Section 5(j), each Selling Stockholder will pay all of his own costs and expenses, including any transfer or other taxes due on the sale of his Offered Securities to the Underwriters and any expenses of his counsel.

(k)  Use of Proceeds.  The Company will use the net proceeds received by it in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.

(l)  Absence of Manipulation.  The Company and the Selling Stockholders will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.

(m)  (A)  Restriction on Sale of Securities by the Company. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse, except in each case for (w) the Securities to be sold hereunder, (x) grants of employee stock options, restricted stock units and shares of restricted stock pursuant to the terms of a plan in effect on the date hereof and as described in the General Disclosure Package and the Final Prospectus, or the exercise of any other employee stock options outstanding on the date hereof and as described in the General Disclosure Package and the Final Prospectus and (y) the issuance of shares of Class B common stock in exchange for outstanding preferred shares, and the automatic conversion of a portion of such shares into shares of Securities, as described in the General Disclosure Package and the Final Prospectus.  The initial Lock-Up Period will commence on the date hereof and continue for 180 days after the date hereof or such earlier date that Credit Suisse consents to in writing; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse waives, in writing, such extension; provided, further, that the extensions of the initial Lock-Up Period pursuant to clauses (1) and (2) of this paragraph shall not apply so long as the Company is an “emerging growth company,” as that term is defined in the Jumpstart Our Business Startups Act.  The Company will provide Credit Suisse with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Lock-Up Period.  The restrictions in this Section 5(m) shall not apply to (A) the filing of a registration statement on Form S-8 with respect to an employee stock plan described in the General Disclosure Package or (B) offers, sales and issuances of up to 5% of the Securities outstanding after giving effect to the consummation of the offering contemplated hereby and the transactions described in clause (y) above, as consideration or partial consideration for acquisitions of businesses, in connection with the formation of joint ventures or to a lessor, provided that Securities issued pursuant to this clause (B) are subject to the terms of an agreement having substantially the same terms as the lock-up letters described in Section 7(j) of this Agreement on or prior to such issurance.

(B)  Agreement to announce lock-up waiver.  If Credit Suisse, in its sole discretion, agrees to release or waive the restrictions set forth in a lock-up letter described in Section 7(j) hereof for an officer or director of the Company and provides the Company with notice of the impending release or waiver at least three business days before the effective date of the release or waiver, the Company agrees to announce the impending release or waiver by a press release substantially in the form of Exhibit A hereto through a major news service at least two business days before the effective date of the release or waiver.

(n)  Restriction on Sale of Securities by Selling Stockholders.  For the Lock-Up Period, each Selling Stockholder will not, directly or indirectly, take any of the following actions with respect to Lock-Up Securities: (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v)  publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse except in each case for the Securities to be sold hereunder.  The initial Lock-Up Period will commence on the date hereof and continue for 180 days after the date hereof or such earlier date that Credit Suisse consents to in writing; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse waives, in writing, such extension; provided, further, that the extensions of the initial Lock-Up Period pursuant to clauses (1) and (2) of this paragraph shall not apply so long as the Company is an “emerging growth company,” as that term is defined in the Jumpstart Our Business Startups Act.

(o)  Transfer Restrictions.  In connection with the Directed Share Program, the Company will ensure that the Directed Shares will be restricted to the extent required by FINRA.  The Designated Underwriter will notify the Company as to which Participants will need to be so restricted.  The Company will direct the transfer agent to place stop transfer restrictions upon such securities for such period of time.

(p)  Written Testing-the-Waters Communication.  If at any time following the distribution of any Written Testing-the-Waters Communication there occurred or occurs an event or development as a result of which such Written Testing-the-Waters Communication included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading, the Company will promptly notify the Representatives and will promptly amend or supplement, at its own expense, such Written Testing-the-Waters Communication to eliminate or correct such untrue statement or omission.

6.  Free Writing Prospectuses, Written Testing-the-Waters Communication. The Company and each Selling Stockholder represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission.  Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus”.  The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.  The Company represents that it has satisfied and agrees that it will satisfy the conditions in Rule 433 to avoid a requirement to file with the Commission any electronic road show.

The Company further represents and agrees that any Written Testing-the-Waters Communication that the Company and the Representatives have stipulated may be conveyed by the Representatives, in reliance on Section 5(d) of the Act, solely to entities that are QIBs and IAIs and the Company otherwise complies with the requirements of Section 5(d) of the Act.

7.  Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject (i) to the accuracy of the representations and warranties of the Company and the Selling Stockholders herein (as though made on such Closing Date), (ii) to the accuracy of the statements of Company officers made pursuant to the provisions hereof, (iii) to the performance by the Company and the Selling Stockholders of their obligations hereunder and (iv) to the following additional conditions precedent:

(a)  Accountants’ Comfort Letters.  The Representatives shall have received letters, dated, respectively, the date hereof and each Closing Date, of Grant Thornton LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and in form and substance satisfactory to the Representatives (except that, in any letter dated a Closing Date, the specified date referred to in such letter shall be a date no more than three days prior to such Closing Date).

(b)  Effectiveness of Registration Statement.  If the Effective Time of the Additional Registration Statement (if any) is not prior to the execution and delivery of this Agreement, such Effective Time shall have occurred not later than 10:00 P.M., New York time, on the date of this Agreement or, if earlier, the time the Final Prospectus is finalized and distributed to any Underwriter, or shall have occurred at such later time as shall have been consented to by the Representatives.  The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. Prior to such Closing Date, no stop order suspending the effectiveness of a Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of any Selling Stockholder, the Company or the Representatives, shall be contemplated by the Commission.

(c)  No Material Adverse Change.  Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its Subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Rule 436(g)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii)  any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or The NASDAQ Stock Market, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment, or clearance services in the United States or any other country where such securities are listed or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.

(d)  Opinion of Counsel for the Company.  The Representatives shall have received (i) an opinion and 10b-5 letter, each dated such Closing Date, of Fulbright & Jaworski L.L.P., counsel for the Company, as to the matters set forth in Schedule E-1 and (ii) an opinion, dated the Closing Date, of Nathalie Augustin, Senior Vice President and General Counsel to the Company, as to the matters set forth in Schedule E-2.

(e) Opinion of Counsel for Selling Stockholders.  The Representatives shall have received an opinion, dated such Closing Date, of Fulbright & Jaworski L.L.P., counsel for certain Selling Stockholders, and from counsel for each other Selling Stockholder, as to the matters set forth in Schedule E-3.

(f)  Opinion of Counsel for Underwriters.  The Representatives shall have received from Shearman & Sterling LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Selling Stockholders and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(g)  Officers’ Certificate.  The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; to the knowledge of such officer and after due investigation, no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission; the Additional Registration Statement (if any) satisfying the requirements of subparagraphs (1) and (3) of Rule 462(b) was timely filed pursuant to Rule 462(b), including payment of the applicable filing fee in accordance with Rule 111(a) or (b) of Regulation S-T of the Commission and; subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its Subsidiaries taken as a whole except as set forth in the General Disclosure Package or as described in such certificate.

(h) Approval of Listing.  At the Closing Date, the Offered Securities shall have been approved for listing on The NASDAQ Stock Market, subject only to official notice of issuance.

(i) No Objection.  FINRA has confirmed that it has not raised any objection with respect to the fairness and reasonableness of the underwriting terms and arrangements relating to the offering of the Offered Securities.

(j)  Lock-up Agreements.  On or prior to the date hereof, the Representatives shall have received lockup letters, in the form set forth on Exhibit B hereto, from each of the executive officers and directors of the Company and each other person included in the list previously submitted to the Representatives.

(k)  Form 1099.  The Custodian will deliver to Credit Suisse a letter stating that it will deliver to each Selling Stockholder a United States Treasury Department Form 1099 (or other applicable form or statement specified by the United States Treasury Department regulations in lieu thereof) on or before January 31 of the year following the date of this Agreement.

(l)  President and CFO Certificate.  The Representatives shall have received certificates dated, respectively, the date hereof and each Closing Date, of the President and Chief Financial Officer of the Company in form and substance satisfactory to the Representatives.

The Selling Stockholders and Company will furnish the Representatives with any additional certificates, letters and documents as the Representatives reasonably request and conformed copies of the documents delivered pursuant to Section 7.  The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.

8.  Indemnification and Contribution.  (a)  Indemnification of Underwriters by Company.  The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of

Section 15 of the Act or Section 20 of the Exchange Act (each, an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (ii) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Statutory Prospectus as of any time, the Final Prospectus, any Issuer Free Writing Prospectus, any Written Testing-the-Waters Communication or other written materials prepared by the Company and used in reliance upon the penultimate sentence of Section 2(a)(3) of the Act in connection with an initial public offering, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below.

(b)  Indemnification of Underwriters by Selling Stockholders.  Each Selling Stockholder will, severally and not jointly, indemnify and hold harmless each Indemnified Party against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or any Written Testing-the-Waters Communication, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to the above as such expenses are incurred; provided, however, that a Selling Stockholder shall be subject to such liability only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission is based upon information provided by such Selling Stockholder or contained in a representation or warranty given by such Selling Stockholder in this Agreement and provided, further, that the liability under this subsection of each Selling Stockholder shall be limited to an amount equal to the aggregate gross proceeds after underwriting commissions and discounts, but before expenses, to such Selling Stockholder from the sale of Securities sold by such Selling Stockholder hereunder.

(c)  Indemnification of Company and Selling Stockholders by Underwriters.  Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and each Selling Stockholder (each, an “Underwriter Indemnified Party”) against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus at any time, the Final Prospectus, any Issuer Free Writing Prospectus, or any Written Testing the Waters Communication, research report or other written materials used in reliance upon the penultimate sentence of Section 2(a)(3) of the Act in connection with an initial public offering, or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter:  the concession figures appearing in the fourth paragraph, the information contained in the sixth paragraph and the information with respect to stabilization transactions, over-allotment transactions, syndicate covering transactions and penalty bids appearing in the eleventh paragraph, in each case under the caption “Underwriting.”

(d)  Actions against Parties; Notification.  Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a), (b) or (c) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a), (b) or (c) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a), (b) or (c) above.  In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement (i) includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party.

(e)  Contribution.  If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Stockholders on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Stockholders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Selling Stockholders bear to the total underwriting discounts and commissions received by the Underwriters.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Stockholders or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of this subsection (e), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint.  The Selling Stockholders’ obligation in this subsection (e) to contribute are several and not joint and shall be limited to an amount equal to the aggregate gross proceeds after underwriting commissions and discounts, but before expenses, to such Selling Stockholder from the sale of Securities sold by such Selling Stockholder hereunder.  The Company, the Selling Stockholders and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(e).

9.  Default of Underwriters.  If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, Credit Suisse may make arrangements satisfactory to the Company and the Selling Stockholders for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date.  If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to Credit Suisse, the Company and the Selling Stockholders for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter, the Company or the Selling Stockholders, except as provided in Section 10 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination).  As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.

10.  Survival of Certain Representations and Obligations.  The respective indemnities, agreements, representations, warranties and other statements of the Selling Stockholders and the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, Selling Stockholder, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than [(A) any event specified in Section 7(c)(iii), (iv), (vi), (vii) or (viii) or (B)] because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the non-defaulting Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company, the Selling Stockholders and the Underwriters pursuant to Section 8 hereof shall remain in effect.  In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

11.  Notices.  All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives, c/o Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention:  LCD-IBD, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Fairway Group Holdings Corp., 2284 12th Avenue, New York, N.Y. 10027-2316, Attention: Nathalie Augustin, or, if sent to the Selling Stockholders or any of them, will be mailed, delivered or telegraphed and confirmed to Herbert Ruetsch or William Sanford at address of the Company; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.

12.  Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective personal representatives and successors and the officers and directors and controlling persons referred to in Section 8, and no other person will have any right or obligation hereunder.

13.  Representation.  The Representatives will act for the several Underwriters in connection with this financing, and any action under this Agreement taken by the Representatives jointly or by Credit Suisse will be binding upon all the Underwriters.  Herbert Ruetsch or William Sanford will act for the Selling Stockholders in connection with such transactions, and any action under or in respect of this Agreement taken by Herbert Ruetsch or William Sanford will be binding upon all the Selling Stockholders.

14.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

15.  Absence of Fiduciary Relationship.  The Company and the Selling Stockholders acknowledge and agree that:

(a)                                 No Other Relationship.  The Representatives have been retained solely to act as underwriters in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company or the Selling Stockholders, on the one hand, and the Representatives, on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or are advising the Company or the Selling Stockholders on other matters;

(b)                                 Arm’s Length Negotiations.  The price of the Offered Securities set forth in this Agreement was established by the Company and the Selling Stockholders following discussions and arm’s-length negotiations with the Representatives and the Company and the Selling Stockholders are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;

(c)                                  Absence of Obligation to Disclose.  The Company and the Selling Stockholders have been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Selling Stockholders and that the Representatives have no obligation to disclose such interests and transactions to the Company or the Selling Stockholders by virtue of any fiduciary, advisory or agency relationship; and

(d)                                 Waiver.  The Company and the Selling Stockholders waive, to the fullest extent permitted by law, any claims they may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representatives shall have no liability (whether direct or indirect) to the Company or the Selling Stockholders in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

16.  Patriot Act Notice.  In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

17.  Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company and the Selling Stockholders hereby submit to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.  The Company and the Selling Stockholders irrevocably and unconditionally waive any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Selling Stockholders, the Company and the several Underwriters in accordance with its terms.

Very truly yours,

FAIRWAY GROUP HOLDINGS CORP.

By:
Name:
Title:

BRIAN RIESENBERGER
CS EQUITY III LLC
DANIEL GLICKBERG
HARLEM LINE HOLDINGS LLC
HAROLD SEYBERT
HERBERT RUETSCH
JERRY SEYBERT
JOHN ROSSI
PAUL WEINER
PETER ROMANO
RAY VENEZIA
STERLING INVESTMENT PARTNERS, L.P.
STERLING INVESTMENT PARTNERS SIDE-BY-SIDE, L.P.
STERLING INVESTMENT PARTNERS II, L.P.
STERLING INVESTMENT PARTNERS SIDE-BY-SIDE II, L.P.
STEVEN JENKINS

By:
William A. Sanford
Attorney-in-Fact

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.

CREDIT SUISSE SECURITIES (USA) LLC

By:
Name:
Title:

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:
Name:
Title:

JEFFERIES LLC

By:
Name:
Title:

WILLIAM BLAIR & COMPANY, L.L.C.

By:
Name:
Title:

Acting on behalf of themselves and
as the Representatives of the several Underwriters

SCHEDULE A

Underwriter	Number of Firm Securities

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Jefferies LLC

William Blair & Company, L.L.C.

BB&T Capital Markets, a division of BB&T Securities, LLC

Guggenheim Securities, LLC

Morgan Joseph TriArtisan LLC

Oppenheimer & Co. Inc.

Wolfe Trahan Securities

Total

SCHEDULE B

Selling Stockholder	Number of Firm Securities to be Sold	Number of Optional Securities to be Sold

Brian Riesenberger	27,273	—

CS Equity III LLC	—	18,975

Daniel Glickberg	136,364	—

Harlem Line Holdings LLC	—	7,166

Harold Seybert	—	94,511

Herbert Ruetsch	27,273	—

Jerry Seybert	—	17,242

John Rossi	27,273	—

Paul Weiner	13,707	9,401

Peter Romano	27,273	—

Ray Venezia	—	18,706

Sterling Investment Partners, L.P.	—	548,374

Sterling Investment Partners Side-By-Side, L.P.	—	7,650

Sterling Investment Partners II, L.P.	—	1,301,439

Sterling Investment Partners Side-By-Side II, L.P.	—	24,036

Steven Jenkins	27,273	—

Total	286,436	2,047,500

SCHEDULE C

1.              General Use Free Writing Prospectuses (included in the General Disclosure Package)

“General Use Issuer Free Writing Prospectus” includes each of the following documents:

[•]

2.              Other Information Included in the General Disclosure Package

The following information is also included in the General Disclosure Package:

1.  The initial price to the public of the Offered Securities.

SCHEDULE D

List of Subsidiaries

Grantor	Jurisdiction (Good Standings)	Location (Foreign Qualification)

Fairway Group Acquisition Company	Delaware	New York

Fairway Group Holdings Corp.	Delaware	New York

Fairway Bakery LLC	Delaware	New York, New Jersey

Fairway Broadway LLC	Delaware	New York

Fairway Chelsea LLC	Delaware	New York

Fairway Construction Group, LLC	New York	N/A

Fairway Douglaston LLC	Delaware	New York

Fairway East 86th Street LLC	Delaware	New York

Fairway eCommerce LLC	Delaware	N/A

Fairway Group Central Services LLC	Delaware	New York

Fairway Group Plainview LLC	Delaware	New York

Fairway Kips Bay LLC	Delaware	New York

Fairway Nanuet LLC	Delaware	New York

Fairway Paramus LLC	Delaware	New Jersey

Fairway Pelham LLC	Delaware	New York

Fairway Pelham Wines & Spirits LLC	Delaware	New York

Fairway Red Hook LLC	Delaware	New York

Fairway Stamford LLC	Delaware	Connecticut

Fairway Stamford Wines & Spirits LLC	Delaware	Connecticut

Fairway Uptown LLC	Delaware	New York

Fairway Westbury LLC	Delaware	New York

Fairway Woodland Park LLC	Delaware	New Jersey

SCHEDULE E-1

SCHEDULE E-2

SCHEDULE E-3

EXHIBIT A

[Form of Press Release Announcing Lock-Up Waiver]

Fairway Group Holdings Corp

[Date]

Fairway Group Holdings Corp. announced today that Credit Suisse, the lead book-running manager in the Company’s recent public sale of       shares of its Class A common stock, is [waiving] [releasing] a lock-up restriction with respect to     shares of the Company’s common stock held by [certain officers or directors] [an officer or director] of the Company.   The [waiver] [release] will take effect on      ,          20    , and the shares may be sold on or after such date.

This press release is not an offer for sale of the securities in the United States or in any other jurisdiction where such offer is prohibited, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the United States Securities Act of 1933, as amended.

EXHIBIT B

[Form of Lock-up Agreement]

[•], 2013

Fairway Group Holdings Corp.

2284 12th Avenue

New York, New York 10027

CREDIT SUISSE SECURITIES (USA) LLC

MERRILL LYNCH, PIERCE, FENNER & SMITH

INCORPORATED

JEFFERIES LLC

WILLIAM BLAIR & COMPANY, L.L.C.

As Representatives of the Several Underwriters,

c/o Credit Suisse Securities (USA) LLC,

Eleven Madison Avenue,

New York, N.Y. 10010-3629

Dear Sirs:

As an inducement to the Underwriters to execute the Underwriting Agreement (the “Underwriting Agreement”), pursuant to which an offering will be made that is intended to result in the establishment of a public market for the Class A common stock, par value $0.001 per share (the “Securities”) of Fairway Group Holdings Corp., and any successor (by merger or otherwise) thereto, (the “Company”), the undersigned hereby agrees that during the period specified in the following paragraph (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Securities or securities convertible into or exchangeable or exercisable for any Securities, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such aforementioned transaction is to be settled by delivery of the Securities or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC (“Credit Suisse”). In addition, the undersigned agrees that, without the prior written consent of Credit Suisse, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any Securities or any security convertible into or exercisable or exchangeable for the Securities.

The initial Lock-Up Period will commence on the date of this Lock-Up Agreement and continue and include the date 180 days after the public offering date set forth on the final prospectus used to sell the Securities (the “Public Offering Date”) pursuant to the Underwriting Agreement, to which you are or expect to become parties; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless Credit Suisse waives, in writing, such extension; and provided, further, that the extensions of the initial Lock-Up Period pursuant to clauses (1) and (2) of this paragraph shall not apply if prior to the expiration of the Lock-Up Period NASD Rule 2711(f)(4) and NYSE Rule 472(f)(4) relating to the quiet periods for publication of research around the expiration, termination or waiver of a lock-up agreement are amended or repealed such that those quiet periods related to emerging growth companies are eliminated and such changes to those rules are applied retroactively to this lock-up agreement.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this Lock-Up Agreement during the period from the date of this Lock-Up Agreement to and including the 34th day following the expiration of the initial Lock-Up Period, it will give notice thereof to the Company and will not consummate such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as may have been extended pursuant to the previous paragraph) has expired.

Any Securities received upon exercise of options or other convertible securities granted to, or held by, the undersigned will also be subject to this Lock-Up Agreement. Any Securities acquired by the undersigned in the open market will not be subject to this Lock-Up Agreement provided that no filing or public announcement by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise shall be required or shall be voluntarily made with respect to sales of such open-market shares (other than a filing on a Form 5 made after the expiration of the Lock-Up Period). A transfer of Securities to an affiliate of the undersigned (including transfers as part of a distribution to the undersigned’s partners, if a partnership, or its members, if a limited liability company (a “Distribution”)), family member or trust or as a bona fide gift may be made, provided the transferee agrees to be bound in writing by the terms of this Lock-Up Agreement prior to such transfer, such transfer shall not involve a disposition for value and, except in the case of a Distribution, no filing by any party (donor, donee, transferor or transferee) under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer (other than a filing on a Form 5 made after the expiration of the Lock-Up Period); provided, further, that the undersigned will provide written notice to Credit Suisse of any filings made in connection with such Distributions at least 3 business days prior to such filing and such filing shall include a description of such Distributions.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of shares of Securities if such transfer would constitute a violation or breach of this Lock-Up Agreement.

If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing restrictions in this Lock-Up Agreement shall be equally applicable to any issuer-directed Securities the undersigned may purchase in the above-referenced offering.

If the undersigned is an officer or director of the Company, (i) Credit Suisse agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of Securities, Credit Suisse will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by Credit Suisse hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

This Lock-Up Agreement shall be binding on the undersigned and the successors, heirs, personal representatives and assigns of the undersigned. This Lock-Up Agreement shall lapse and become null and void upon the earliest to occur of the following: (i) if the Company notifies Credit Suisse in writing that it does not intend to proceed with the above-referenced public offering of the Securities, (ii) if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for delivery of the Securities, or (iii) if the Public Offering Date shall not have occurred on or before August 31, 2013. This agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Very truly yours,

[Name of stockholder]